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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                            G-III Apparel Group, Ltd.
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                         (Title of Class of Securities)

                                   36237 H 101
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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------------------------------               ----------------------------------
CUSIP No. 36237 H 101              13G        Page  2  of   5   Pages
------------------------------               ----------------------------------
-------------------------------------------------------------------------------


1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Morris Goldfarb
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                              (a) [ ]
                                              (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY



-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States citizen
-------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
   NUMBER OF
     SHARES               2,127,349 shares
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY       6      SHARED VOTING POWER
     EACH
  REPORTING               None
    PERSON        -------------------------------------------------------------
     WITH          7      SOLE DISPOSITIVE POWER

                          2,127,349 shares
                  -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                          None
                  -------------------------------------------------------------
-------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON 2,127,349 shares which includes 133,000 shares which may be acquired within 60 days upon the exercise of options
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          32.0%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!




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         This  Schedule  13-G  reflects a statement of  beneficial  ownership of securities of the reporting person as of December 31, 1995.

Item 1(a)     Name of Issuer:
              ---------------
              G-III Apparel Group, Ltd.

Item 1(b)     Address of Issuer's Principal Executive Offices:
              ------------------------------------------------
              345 West 37th Street
              New York, New York  10018

Item 2(a)     Name of Person Filing:
              ----------------------
              See Item 1 of the cover page attached hereto

Item 2(b)     Address of Principal Business Office, or
              if none, Residence:
              ----------------------------------------
                    c/o G-III Apparel Group, Ltd.
                    345 West 37th Street
                    New York, New York 10018

Item 2(c)     Citizenship:
              ------------
              See Item 4 of the cover page attached hereto

Item 2(d)     Title of Class of Securities:
              -----------------------------
              Common Stock, par value $.01

Item 2(e)     CUSIP Number:
              -------------
              36237 H 101

Item 3        Identity of Reporting Person
              ----------------------------
              Not Applicable


Item 4        Ownership:
              ----------

        (a)    Amount beneficially owned:
               See Item 9 of the cover page attached hereto which includes 133,000 shares which may be acquired within 60 days upon the exercise of options. Amount does not include an aggregate of 86,250 shares owned by Mr. Goldfarb issuable upon the exercise of


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               options which become exercisable on various dates not
               within 60 days.

        (b)    Percent of Class:
               See Item 11 of the cover page attached hereto.

        (c)    Number  of  Shares  Beneficially  Owned by  Reporting Person
               ------------------------------------------------------------
              (i) sole voting power: See Item 5 of the cover page and (a) of Item 4 hereto which includes 2,127,349 shares.

              (ii)  shared voting power: See Item 6 of the cover page.

              (iii) sole dispositive power: See Item 7 of the cover page and (a)
                    of  Item  4  hereto  which   includes  2,127,349 shares.

              (iv)  shared dispositive power: See Item 9 of the cover page.

Item 5        Ownership of Five Percent or Less of a Class:
              --------------------------------------------

              Not Applicable

Item 6        Ownership of More than Five Percent on Behalf of Another Person:
              ---------------------------------------------------------------

              Not Applicable

Item 7        Identification   and  Classification  of   the   Subsidiary  Which
              Acquired the Security  Being Reported on  By  the  Parent  Holding
              Company:

              Not Applicable

Item 8        Identification and Classification of Members of the Group:
              ---------------------------------------------------------

              Not Applicable

Item 9        Notice of Dissolution of Group:
              ------------------------------

              Not Applicable

Item 10       Certification:
              --------------
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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                                    SIGNATURE



                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February __, 1996


                                                    MORRIS GOLDFARB

                                                    MORRIS GOLDFARB


                                                    ----------------------------





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